Exhibit 99.1

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EDITED TRANSCRIPT

SWHC - Q3 2015 Smith & Wesson Holding Corp Earnings Call

EVENT DATE/TIME: MARCH 03, 2015 / 10:00PM GMT

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MARCH 03, 2015 / 10:00PM GMT, SWHC - Q3 2015 Smith & Wesson Holding Corp Earnings Call

CORPORATE PARTICIPANTS

Liz Sharp Smith & Wesson Holding Corporation - VP of IR

James Debney Smith & Wesson Holding Corporation - President & CEO

Jeff Buchanan Smith & Wesson Holding Corporation - CFO

CONFERENCE CALL PARTICIPANTS

Cai von Rumohr Cowen and Company - Analyst

Brian Ruttenbur CRT Capital Group - Analyst

Scott Stember Sidoti & Company - Analyst

Chris Krueger Lake Street Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q3 2015 Smith & Wesson Holding Corporation’s conference call. My name is Tina and I will be your operator for today.

(Operator Instructions)

I would now like to turn the call over to your host for today, Liz Sharp, Vice President of Investor Relations. Please proceed.

Liz Sharp - Smith & Wesson Holding Corporation - VP of IR

Thank you and good afternoon. Our comments today may contain predictions, estimates and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, intend, believe, and other similar expressions is intended to identify those forward-looking statements.

Forward-looking statements also include statements regarding revenue, earnings-per-share, fully diluted share count, and tax rate for future periods, our product development, focus, initiatives, objectives and strategies, our market share and market demand for our products, market and inventory conditions related to our products and in our industry in general, growth opportunities and trends, and the expected benefits of our acquisition of Battenfeld Technologies. Our forward-looking statements represent our current judgment about the future and they are subject to various risks and uncertainties.

Risk factors and other considerations that could cause our actual results to be materially different are described in our securities filings, including our Forms 8-K, 10-K and 10-Q. You can find those documents, as well as a replay of this call, on our website at smith-wesson.com.

Today’s call contains time sensitive information that is accurate only as of this time, and we assume no obligation to update any forward-looking statements contained herein. Our actual results could differ materially from our statements today.

I have a few important items to note with regards to our comments on today’s call. First we referenced certain non-GAAP financial measures on this call. Note that the reconciliations of GAAP financial measures to non-GAAP financial measures can be found in today’s 8-K filing, as well as today’s earnings press release, both of which are posted to our website. Also when we reference EPS we are always referencing diluted EPS.

And finally please note that this call references only our continuing operations. For the results of our Discontinued Operations, please refer to our 10-Q for the period ended January 31, 2015, which filed this afternoon. I will now turn the call over to James Debney, President and CEO of Smith & Wesson.

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MARCH 03, 2015 / 10:00PM GMT, SWHC - Q3 2015 Smith & Wesson Holding Corp Earnings Call

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thank you, Liz. Good afternoon, everyone, and thanks for joining us. With me on today’s call is Jeff Buchanan, our Chief Financial Officer. Later in the call Jeff will provide a recap of our financial performance as well as our guidance outlook.

Our third-quarter results reflect our successful navigation of the post-surge consumer firearms environment, combined with ongoing execution of our long-term strategy. Our sales exceeded our updated expectations and we maintained our market share in a very competitive environment. At the same time, we introduced several new products and we completed an important strategic acquisition.

Let me cover a few highlights. Sales in our firearms division were lower on a year-over-year basis as expected. Encouragingly, they exceeded our updated guidance and reflected solid orders from our distributors and key retailers. Lower sales of long guns, including modern sporting rifles or MSRs, drove most of our third-quarter sales decline, while the decline in handgun sales was much smaller. Strong sales of our concealed-carry polymer pistols and revolvers reflect the consumer’s ongoing need and desire for concealed-carry firearms.

Sales into the professional channel were $14.1 million. This part of our business can be lumpy in nature and our results represent about a 7% decrease from the year-ago quarter. Year-over-year adjusted mix figures for the period increased 5.7% and our unit sales to distributors and retailers in the consumer channel declined by about 12.1%.

As I have noted before, while we would normally use this comparison to tell us whether we gained or lost market share, movement of industrywide inventory levels and noise in the channel during the period made that comparison less meaningful. Therefore we are relying primarily on our internal monthly analysis and key distributor feedback for more accurate market share information. Both of those sources continue to indicate that our broad product offering remains popular with consumers and that we remain the market leader in the handgun and modern sporting rifle categories.

We continue to expand our product offering and at the short show in January we unveiled several new M&P, Smith & Wesson Performance Center and Thompson/Center firearm models, which were well-received. In general, we believe that the industrywide channel inventory situation improved across most product categories in the third quarter, recovering somewhat from the channel over-replenishment that existed following the last consumer surge in firearm purchasing.

Importantly, our internal firearm division inventory declined while distributor inventory of our products remained flat at about 118,000 units at the end of the third quarter, which was a tad over our target threshold of eight weeks of cover. Since then, distributor unit inventory has declined and distributor sales have accelerated. Therefore, we believe that distributor inventory of our products in terms of weeks to cover has now reduced to a level substantially below our eight-week threshold.

Lastly, during the quarter we completed the acquisition of Battenfeld Technologies or BTI, an industry-leading provider of hunting and shooting accessories. This acquisition provides a broad established platform for organic and inorganic growth in our firearm accessories business. Before I share more detail on the quarter, Jeff will review our financial results.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Thanks, James. As a result of the strong order pattern in January, mentioned by James, revenue for the quarter was $130.6 million, well above our revised guidance. As expected however, revenue was down 10.5% from the prior year.

Gross margin for the quarter was 33.6%, which compared to 40.2% in the prior year. The decrease in margin was mostly due to reduced sales of our higher-margin products, increased promotions and lower cost absorption from reduced volumes. Gross margin would have been 35% without taking into account the amortization of the inventory step-up related to the BTI acquisition.

Operating expenses were $28.1 million or 21.5% of revenue, compared with $27.5 million or 18.9% of revenue in the prior year. In the firearm division, operating expense dollars were down, mainly because of decreases in incentive compensation and ERP-related expenses. Overall, however, operating expenses rose as a result of a partial quarter of the regular ongoing expenses of BTI, as well as $2.9 million in deal costs and ongoing purchase accounting amortization relating to that acquisition.

Excluding those BTI acquisition costs, operating expenses would have been $25.2 million or 19.3% of revenue. Operating margin was 12% in Q3 as compared to 21.3% in the prior year. Excluding BTI acquisition costs and purchase accounting expenses, operating margin would have been about 15.7%.

Net income came in well above the top of our guidance at $8.2 million for an EPS of $0.15, as compared with $0.35 in the prior year. Non-GAAP EPS, which excludes expenses relating to acquisitions, was $0.20. Adjusted EBITDAS in Q3 was $28.7 million or an EBITDAS margin of 22%, as compared with $37.5 million or an EBITDAS margin of 25.7% in the year-ago period. The Company goal is to maintain our adjusted EBITDA margins above 20%.

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MARCH 03, 2015 / 10:00PM GMT, SWHC - Q3 2015 Smith & Wesson Holding Corp Earnings Call

So turning to the balance sheet, we ended the quarter with $59 million in cash, $100 million drawn down on our revolver, which was borrowed as a result of the BTI acquisition, and $175 million of outstanding senior notes issued in two tranches. The interest rate on the revolver is 2.4% and the blended interest rate on the senior notes is 5.5%. Thus, as long as the revolver remains unpaid, our ongoing quarterly expense will be about $3 million.

Despite adding $11.9 million of inventory through the acquisition of BTI, we lowered our overall inventory in Q3 by $2.2 million, which means we reduced our firearm division inventory by $14.1 million, a reduction with which we are very pleased. And we did that without raising inventory in the channel. We expect additional reductions in inventory through the end of our fiscal year. That inventory reduction helped us drive strong operating cash flow in Q3 of $33.4 million.

Our cash in the quarter was reduced by $5.4 million, however, driven primarily by $36.2 million of cash that we used on the BTI purchase, as well as capital spending of $3 million. Thus far, we have spent a little over $24 million in CapEx this fiscal year, and we expect to spend another $10 million in Q4, resulting in a total CapEx for the fiscal year of approximately $34 million. Despite that CapEx spending in Q4, we expect our cash balances to rise during Q4, as it is seasonally our strongest cash generation quarter.

So now turning to our outlook. For the fourth quarter of FY15, we expect net sales to be between $162 million and $166 million and GAAP EPS to be between $0.24 and $0.26. On a non-GAAP basis, which excludes the impact of acquisition accounting expenses, we expect EPS to be between $0.29 and $0.31. For the full FY15 we are raising the midpoint of our revenue guidance approximately $6 million and now expect net sales to be between $532 million and $536 million. We are also raising the midpoint of our GAAP EPS guidance by about $0.06 with an expected range of between $0.75 and $0.77.

On a non-GAAP basis, which excludes the impact of acquisition accounting expenses, we expect EPS to be between $0.87 and $0.89. All these estimates are based on our current share count of 55.2 million shares and we expect the effective tax rates for the rest of the current year to be approximately 37%. James?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thank you, Jeff. Mix background checks during our third quarter indicate to us that consumer demand continues to trend to its normal seasonal pattern. Mixed results in November, December, January and February each came in as the second highest on record.

This is very encouraging, since we believe that seasonality and strength in consumer purchasing will help to further reduce high levels of competitive inventory in the channel that occurred following the recent surge in consumer firearm demand. Overall, we believe channel inventories remain somewhat elevated for certain products such as MSRs, including ours.

And I would note here that this does not pertain to our opening price point product in this category, the M&P 15 Sport, which remains the market leader despite the competitive environment. On the whole, we believe channel inventory situation has greatly improved since last quarter.

We are currently approaching the end of our industry show season in which distributors and buying groups host order-writing shows for their retailers. So let me provide you now with an update. First, show season has been very encouraging. The shows have all been well attended by dealers who were clearly there to do serious business.

Order strength has been what we would consider typical for a non-surge environment and many dealers have told us they are pleased with their business. Our observation is that those dealers who are working hard to promote their businesses are benefiting from the strength we have seen in recent mix numbers.

Second, our promotions, which were designed to offset any potential market share loss in the competitive environment, were successful. This is demonstrated by the fact that our sales beat our guidance. It is also demonstrated by the large decline in our internal firearm division inventories by more than $14 million while our level of product at distributors remained fairly flat. Clearly sales velocity has increased.

Moreover, with our firearm division inventory at $85 million, we are well-positioned to achieve our year-end goal of $75 million to $80 million of internal firearm division inventory. New products remain an important part of our strategy. At short show in January, we expanded our product offering with several new models geared toward personal protection and recreational shooting.

Our new M&P models further expand our lineup of high-quality, purpose driven firearms and are designed to accommodate the needs of a growing number of participants within the personal defense and shooting sports markets. We also added [nuric] Performance Center and Thompson/Center hunting firearms to our offering. We remain committed to developing new products that deliver exceptional value and benefit to our diverse and growing consumer base.

Despite improving channel conditions, we intend to remain very actively engaged, as we’ve always done, with our distributors, buying groups and major retailers to ensure their inventories fully represent our products. Our objective is to make sure the consumer has the choice at the retail counter that includes our products and that we are front of mind when making a purchase decision. We will do this by continuing to drive brand and product awareness with the consumer through innovative advertising and marketing campaigns.

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MARCH 03, 2015 / 10:00PM GMT, SWHC - Q3 2015 Smith & Wesson Holding Corp Earnings Call

So with that, let’s turn to an update on our new accessories division and our BTI acquisition. Growing our accessories business has been an objective on our strategic plan for some time. The acquisition of BTI represents an acceleration of our timeframe for that objective.

It fits firmly within our core firearm business and provides us with an opportunity to delve further into the shooting and hunting space. It also provides us with a new business segment that should delivered double-digit revenue growth over time. As an aside, it has the benefit of not typically being driven by consumer surge environments.

Well-known for its innovative and high-quality shooting and hunting accessories, BTI serves as a platform on which to organically and inorganically grow our existing and highly profitable firearm accessories business. We have already made progress on both fronts organically. And in the short time since the acquisition, BTI’s product development team has identified many potential Smith & Wesson branded accessories and entered them into the product development process. This is on the back of 38 new products this team unveiled at the short show.

Inorganically, and shortly after the acquisition in December, we purchased Hooyman, a manufacturer of specialized tree saws popular with hunters. The Hooyman saw allows hunters to clear tree limbs and brush as they set up their tree stands, allowing a clear line of sight for more successful hunts.

While we have not yet completed our fourth quarter, we are pleased with the establishment of our accessories division and our progress in folding our existing accessories business into the BTI infrastructure. We are focusing first on Thompson/Center accessories. The teams are now working on data migration and integrating forecasting processes, sales and operations planning and product development. BTI systems are well-developed and efficient, so this should be a smooth process.

BTI is a Company with great brands, strong management and a track record of attractive growth and gross margins. We are excited about the multiple opportunities for growth in our new accessories division.

Our third quarter was an exciting and successful one. The team did an outstanding job navigating the post-surge environment, delivering solid results in sales, operations and new product development while making important headway on our strategic plan with the acquisition of BTI. We continued to believe that our industry is in the midst of a long-term underlying growth trend and we look forward to growing our Company and its share of our market.

With that, operator, please open up the call for questions from our analysts.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Cai von Rumohr, Cowen and Company.

Cai von Rumohr - Cowen and Company - Analyst

Good performance, guys. Very impressive.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thanks, Cai.

Cai von Rumohr - Cowen and Company - Analyst

Can you give us a little color on what are you seeing in terms of the impact of foreign currencies going down? Are we seeing more competition from some of the competitors like Beretta and Glock in terms of price cutting? And maybe talk generally about what you’re seeing in terms of price cutting during the quarter and entering this quarter?

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MARCH 03, 2015 / 10:00PM GMT, SWHC - Q3 2015 Smith & Wesson Holding Corp Earnings Call

James Debney - Smith & Wesson Holding Corporation - President & CEO

Just on overseas competitors, we do track import data quite closely and we’re actually seeing that decline; the volumes in terms of units decline. We don’t believe that currency is giving them a benefit that is translating into more aggressive cost price promotions. And again we closely monitor that situation as well. Sorry, Cai, what was the second part of the question?

Cai von Rumohr - Cowen and Company - Analyst

Just general pricing trends. What were they in the quarter? What are you seeing, the color in terms of as we’ve gone into the current quarter, has it improved or just any color on demand?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Staying within the third quarter, we pretty much saw what we said last time, just a continuation of a lot of discounting going on at retail as retailers were looking to move on some of the inventory where they were heavy, those particular product categories where that is much more clear. I mentioned one, Modern Sporting Rifles; 1911s, for example, is another one where you do see a lot of discounting going on. You also see it with certain full-size polymer pistols as well. So numerous rebates at the counter. A lot of those are cash rebates and some of them are, for example, two free magazines, should you buy this firearm and so on. So not much change there, I would say.

Cai von Rumohr - Cowen and Company - Analyst

Okay. And then it looks like you’re going to have another $4.8 million of accounting-related issues to BCI and Hooyman in the fourth-quarter. Can you give us some color how those split, how much is acquisition, transaction costs for Hooyman? And how much is going to be in gross margin, how much is in amortization in G&A?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

This is Jeff. There’s no acquisition costs in Q4. It really breaks down just between the inventory step-up, which will only occur one more quarter, which is, I think it’s going to be about $2.4 million in Q4.

Cai von Rumohr - Cowen and Company - Analyst

Okay.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

And then the ongoing amortization, which will be in G&A and that’s going to be ongoing for a long time and that’s about the same.

Cai von Rumohr - Cowen and Company - Analyst

$4 million?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

No. $2.3 million. I’m sorry. It’s about the same. So we have about $2.4 million above the line, which is just only going to occur for one more quarter. And $2.3 million below the line in OpEx that’s going to occur every quarter.

Cai von Rumohr - Cowen and Company - Analyst

Got it. That’s great. And the Hooyman acquisition, how big was that profitability? Little color?

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MARCH 03, 2015 / 10:00PM GMT, SWHC - Q3 2015 Smith & Wesson Holding Corp Earnings Call

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

It was very small. We haven’t really disclosed a lot of information on that. We’re not going to break out the really small acquisitions, but it was under a couple million dollars. It was part of the strategy of BTI where they purchase, in essence, a product and so they didn’t take any SG&A expenses with it. They basically bought a product that was well-developed and had a great brand and then just folded it into their business.

Cai von Rumohr - Cowen and Company - Analyst

Got it. Last one. You did great in terms of the cash flow and certainly looks like you’re going to do great again in the fourth quarter. What are you thinking about doing with the cash potentials to reduce the debt? Just talk a little bit about that?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Yes. We’re probably going to end the quarter with between $90 million and $100 million of cash. So there’s obviously lots of choices and we are going have to just wait and decide.

You can pay down the revolver; a portion of the senior notes are going to be prepayable or callable after June of this summer. Those are at a higher interest rates. The ones that are callable at close to 6%. So you could do that.

Or if there’s other inorganic acquisitions or there’s other acquisitions that we are interested in. So we’ll just have to wait and you can also buy back stock. As James always says, we look at the best use of cash for the Company. And I think we’re going to wait and make any decisions with respect to the balance sheet until after Q4.

Cai von Rumohr - Cowen and Company - Analyst

Thank you very much. Good work.

Operator

Brian Ruttenbur, CRT Capital.

Brian Ruttenbur - CRT Capital Group - Analyst

I had a question regarding the market. If you could talk a little bit about what you’re seeing in terms of the proposed ban on 556 that everybody is talking about and if you’re seeing any impact to your business because of that?

James Debney - Smith & Wesson Holding Corporation - President & CEO

In terms of impact to our business, we haven’t really observed anything yet. In Q3, as I really said in the script, we’re doing very well with our M&P 15 Sport, modern sporting rifle. In terms of ammo, in discussions with some of the ammo manufacturers, one in particular, there does seem to be renewed interest with the consumer in terms of that part of the ammo category, so 223 and 556.

Even SKUs outside of that type of ammo that are in 223 and 556 are actually seeing some renewed interest from the consumer.

Brian Ruttenbur - CRT Capital Group - Analyst

Can you talk a little bit about if you have any plans on the hunting rifle side? And then also if you could talk a little bit about how you did, and you don’t normally talk about this, breaking it down, giving us a little bit more color on revolvers versus pistols? Are you seeing an uptick from the shows in one category or the other or are you seeing any uptick in MSRs? There was a lot of questions all together.

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MARCH 03, 2015 / 10:00PM GMT, SWHC - Q3 2015 Smith & Wesson Holding Corp Earnings Call

James Debney - Smith & Wesson Holding Corporation - President & CEO

That was an awful lot of questions together.

Brian Ruttenbur - CRT Capital Group - Analyst

Do you want me to break it down? Let’s start off with just rifles. How about that? Hunting rifles?

James Debney - Smith & Wesson Holding Corporation - President & CEO

I’d like to say, an awful lot that we really don’t break out. As you know we only goes down to handgun and long gun and that’s it and we don’t go beyond that. I just go back and say definitely overall, in terms of smaller handguns designed for concealed carry are extremely popular. The shield itself, is very much a dominant player when it comes to market share in that part of the category. So doing very well.

Smaller frame revolvers, obviously doing very well as well. In terms of long guns, not much really to add, other than I’ve said. We have three brands, one of those is a hunting brand, Thompson/Center and remains very much a strategic focus of ours. Certainly, as we’ve said, the acquisition of BTI helps us delve further into the hunting part of the market and we’re very excited about that as we explore that and understand it more.

Brian Ruttenbur - CRT Capital Group - Analyst

Great. Well, thank you very much.

Operator

Scott Steinberg, Sidoti.

Scott Stember - Sidoti & Company - Analyst

Hi, that’s Stember. Thank you. Question on commentary about how sales picked up in January and it seems as if since then, given your commentary, that business has accelerated. Can you talk about going forward, what we can expect as far as a mix of product? I know that you were selling some of the lower margin products in recent quarters. Can you talk about what you’ve seen in recent months since the quarter as far as the mix of product going out?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Tough to really comment. Obviously, as you know, we give guidance. We build everything into guidance. Going back to Q3, yes, in terms of if you’re talking about lower margin, I’m not quite sure where you’re going there.

Certainly opening price point products, for sure, generally carry a lower gross profit, obviously. In the current environment, some of those in certain product categories have proved extremely popular with the consumer. We’ve definitely observed that, but it’s tough — sorry, Scott, to go into much more detail.

Scott Stember - Sidoti & Company - Analyst

Okay. Fair enough. And on the professional side it was off 7% and you said, talking about general lumpiness there. Can you give a little more color on what you saw in the segment in the quarter?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Yes. It’s really just peaks and troughs in terms of when we win large contracts. That’s what we really refer to in the lumpiness of the professional part of our business. And as you know, it’s a small part of our business, generally making up around 9% to 10%, so that’s all.

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MARCH 03, 2015 / 10:00PM GMT, SWHC - Q3 2015 Smith & Wesson Holding Corp Earnings Call

It’s on a global basis when we acquire and supply these larger contracts. But we remain very committed to it. There are some large departments out there that we’re still targeting, that we are working very closely with them as they go through their bid processes.

Obviously the largest one in the professional community that we’re working towards right now is the US military with modular handgun systems. And a quick update on that, their request for proposal, the RFP, was actually delayed by 60 to 90 days. We do think there will be a full industry day coming, so that is progressing but a little bit more slowly than perhaps people were anticipating. But again, that can quickly pick up pace and more news on that to come.

Scott Stember - Sidoti & Company - Analyst

Great. One last question, Jeff. You spoke about potential uses of cash with prepaying a small portion of the notes. Can you maybe just clarify which notes we’re referring to?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Well, the notes that are due in 2017 are callable in June of 2015. Those are the 5 7/8 notes.

Scott Stember - Sidoti & Company - Analyst

Okay. All right. Great.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

It’s the highest interest rate notes that we have.

Scott Stember - Sidoti & Company - Analyst

Got you. That’s all I have. Thanks, guys.

Operator

(Operator Instructions)

Chris Krueger, Lake Street Capital Markets.

Chris Krueger - Lake Street Capital - Analyst

I just have one question. It’s been over a year since those restrictions in the state of California went into effect and you had to reconfigure how you go to that market. Can you give us an update of how that market has been for you this past year and an overall update on that?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Sure. In terms of mix check, Chris, it remains a very strong market for us, particularly with the products that we’ve kept on the roster. Really in terms of products on the roster since we updated a year ago, there hasn’t been any change. But the most important thing to note here is that we have a couple of very important products on the roster, and that’s both our shield 9-millimeter and 40 caliber. And our FDVE opening price point polymer pistol, both in nine and 40 as well.

So those products nationwide proved to be extremely popular with the consumer. We’ve touched on the shield many times before and how successful that’s been. And those are readily available for sale in the state of California.

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MARCH 03, 2015 / 10:00PM GMT, SWHC - Q3 2015 Smith & Wesson Holding Corp Earnings Call

Chris Krueger - Lake Street Capital - Analyst

Great. Thanks. That’s all I’ve got.

Operator

There are no more questions in queue at this time. I would now like to turn the call back over to Management for closing remarks.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thank you, operator. Please note that we’ll be participating in the UBS consumer conference which takes place tomorrow in Boston. Please feel free to join as via webcast which be accessible on our website.

In closing I’d like to welcome, everyone at Battenfeld Technologies to the Smith & Wesson family. I also want to thank all of our employees for maintaining their focus on delivering solid results. Thank you all for joining us and we look forward to speaking with you next quarter. Sorry. Correction. The UBS conference is on Thursday of this week in Boston. Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. That concludes the presentation. You may now disconnect. Have a great day.

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